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                                                                  EXHIBIT 23(c)


[BREWER, BEEMER, KUEHNHACKL & KOON, P.A. LETTERHEAD]


                       CONSENT OF INDEPENDENT ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of NovaCare Employee Services, Inc. for the registration of an additional 500,000 shares (575,000 shares if the overallotment is exercised) of its common stock of our report dated April 4, 1997, relating to the consolidated financial statements of Resource One, Inc. and to all references to our Firm included in the Registration Statement or Form S-1 of NovaCare Employee Services, Inc. (No. 333-35071) and incorporated by reference in this registration statement.


/s/ Brewer, Beemer, Kuehnhackl & Koon, P.A.

BREWER, BEEMER, KUEHNHACKL & KOON, P.A.

Orlando, Florida
November 10, 1997